Exhibit 99.2

FTAC Emerald Acquisition Corp. Announces Closing of Partial Exercise of IPO Over-Allotment Option

PHILADELPHIA, PA, January 14, 2022 – FTAC Emerald Acquisition Corp. (NASDAQ: EMLDU) (the “Company”), a blank-check company led by Betsy Z. Cohen, as Chairman of the Board, Mark Tercek, as Vice-Chairman of the Board, and Bracebridge H. Young, Jr., as President and Chief Executive Officer, formed for the purpose of acquiring or merging with one or more businesses, today announced that the underwriter of its previously announced initial public offering exercised their option to purchase an additional 2,869,342 units at the public offering price of $10.00 per unit, resulting in additional gross proceeds of approximately $28,693,420.

After giving effect to this partial exercise of the overallotment option, the total number of units sold in the public offering increased to 24,869,342 units, resulting in total gross proceeds of $248,693,420 for the Company’s initial public offering. On January 14, 2022, simultaneously with the closing of the underwriter’s exercise of the over-allotment option, the Company consummated a private sale of an additional 86,081 private placement units to Emerald ESG Sponsor LLC, the sponsor, at a purchase price of $10.00 per private placement unit, generating gross proceeds of $860,810.

Each unit issued in the offering consists of one share of Class A common stock of the Company and one-half of one warrant, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “EMLD” and “EMLDW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Goldman Sachs & Co. LLC acted as the sole book-running manager for the offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (“SEC”) on December 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com. Copies of the registration statement can be accessed for free through the SEC's website at www.sec.gov.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Amanda Abrams
amanda@ftspac.com
(215) 701-9693